EXHIBIT 23.2



                             November 7, 1996


                         CONSENT OF LEGAL COUNSEL


Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, New Jersey  08822

Dear Sirs:

     We consent to the use in the Form S-8 Registration Statement of Prestige Financial Corp. (the "Corporation"), to be filed on or about November 4, 1996, relating to the registration of shares under the Corporation's 1994 Stock Option Plan for Key Employees of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel" in the Registration Statement.


                             Sincerely yours,

                             /s/ ROTHGERBER, APPEL, POWERS & JOHNSON LLP